EXHIBIT 99.1

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (the “Agreement”) is made and entered into effective as of August ___, 2005, by and among, BSI2000, INC., incorporated and existing under the laws of the State of Delaware (the “Company”), and CORNELL CAPITAL PARTNERS, LP, a Delaware limited partnership (the “Investor”).

RECITALS:

WHEREAS, the Company and the Investor entered into an equity line of credit agreement dated as of October 31, 2003 (the “Equity Line of Credit Agreement”), a registration rights agreement dated as of October 31, 2003 (the “Registration Rights Agreement”), an escrow agreement dated as of October 31, 2003 (the “Escrow Agreement”) and a placement agent agreement dated as of October 31, 2003 (the “Placement Agent Agreement”); and

WHEREAS, the Company issued and sold to the Investor as provided in that certain Equity Line of Credit Agreement dated October 31, 2003 by and between the Company and the Investor, and the Investor purchased from the Company up to Fifteen Million Dollars ($15,000,000) of the Company’s common stock, par value $0.001 per share.

NOW, THEREFORE, for and in consideration of the foregoing premises, the promises, conditions and covenants contained herein and in the Transaction Documents (defined below), and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. Transaction Documents. The Equity Line of Credit Agreement, the Registration Rights Agreement, the Escrow Agreement and the Placement Agent Agreement shall be collectively referred to as the “Transaction Documents.”

2. Termination. Each of the parties to this Agreement hereby terminates the Transaction Documents and the respective rights and obligations contained therein. As a result of this provision, none of the parties shall have any rights or obligations under or with respect to any of the Transaction Documents.

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IN WITNESS WHEREOF, the parties have signed and delivered this Termination Agreement on the date first set forth above.

BSI2000, INC.

By:
Name: Jack Harper
Title: President and Chief Executive Officer

CORNELL CAPITAL PARTNERS, LP

By: Yorkville Advisors, LLC
Its: General Partner

By:
Name: Mark A. Angelo
Title: Portfolio Manager